Exhibit 99.1

Company Contacts:	Investor Relations Contacts:
Monterey Gourmet Foods	Lippert / Heilshorn & Associates
Eric Eddings, Chief Executive Officer	Kirsten Chapman
erice@montereygourmetfoods.com	kchapman@lhai.com
Scott Wheeler, Chief Financial Officer	(415) 433-3777
scottw@montereygourmetfoods.com
(206) 622-1016

Monterey Gourmet Foods Adopts a Shareholder Rights Plan

SALINAS, CA (July 1, 2008) -- Monterey Gourmet Foods (NASDAQ: PSTA), a manufacturer and marketer of fresh gourmet refrigerated food products, adopted a Shareholder Rights Plan, effective today.

“As part of the board of directors’ overall effort to enhance shareholder value, the Plan is intended to protect the interests of shareholders from coercive or unfair takeover tactics,” said Van Tunstall, Chairman of the Board of Directors of Monterey Gourmet Foods, “The Plan contains provisions to protect shareholders in the event of an unsolicited offer to acquire the Company, including offers that do not treat all shareholders equally. The acquisition in the open market of shares constituting control without offering fair value to all shareholders, and other coercive or unfair takeover tactics could impair the Board’s ability to fully represent the shareholders’ interests. The plan is not intended to prevent an acquisition of the Company on terms that are favorable and fair to all shareholders, and will not do so.”

Pursuant to the Plan, Monterey Gourmet Foods will distribute to each shareholder of record of its common stock as of July 11, 2008, one Right per each share of common stock outstanding to purchase one one-hundredth share of the company’s Series A Junior Participating Preferred Stock at the price, subject to later adjustment, of $11.70 per one one-hundredth share. Subject to certain exceptions, the Rights will be exercisable if any person or group, without the approval of the Board of Directors, acquires or announces a tender offer for 20% or more of the outstanding shares of common stock of the company. Unless redeemed, exercised or exchanged, the Rights will expire July 1, 2018.

Initially, the Rights will trade with and be represented by the certificates for shares of common stock; if the Rights should become exercisable, separate certificates representing the Rights will be issued and the Rights will trade separately. Under certain circumstances, the Rights may be exercisable for twice their value of shares of common stock, valued at its market price at the time of exercise. In addition, under certain conditions the Rights are redeemable by the company at the price of $0.001 per Right, subject to adjustment, or may be exchanged for common shares.

The Plan is required to be re-evaluated by a committee of independent members of the board not less frequently than every three years in order to determine whether the Plan should be modified of the Rights redeemed in the best interests of the company, its stockholders and other relevant constituencies.

About Monterey Gourmet Foods (NASDAQ: PSTA)

Monterey Gourmet Foods manufactures USDA inspected, fresh gourmet refrigerated food products at its integrated 133,000 square foot corporate headquarters, distribution, and manufacturing facilities in Salinas (Monterey County), CA; Seattle, WA; and Eugene, OR. Monterey Gourmet Foods has national distribution of its products, which are sold under the brands Monterey Pasta, CIBO Naturals, Emerald Valley Kitchen, Sonoma Cheese and Casual Gourmet in more than 11,000 retail and club stores throughout the United States and selected regions of Canada, the Caribbean, Latin America, and Asia Pacific. For more information about Monterey Gourmet Foods, visit www.MontereyGourmetFoods.com.